Exhibit 99.1

Connect Biopharma Reports Third Quarter 2025 Financial Results and Provides Business Update

– Recruitment ongoing for Phase 2 Seabreeze STAT studies for acute exacerbations in asthma and COPD; expect to report topline data from both studies in 1H26 –

– New Drug Application for rademikibart for the treatment of atopic dermatitis submitted by Simcere, the Company’s exclusive licensee in Greater China, was accepted by China’s NMPA –

– Completed termination of American Depositary Receipt program and directly listed our ordinary shares on Nasdaq –

– Presented positive data at ERS 2025 supporting the potential of rademikibart to deliver differentiated efficacy and safety in patients across a broad range of baseline type 2 inflammatory markers –

SAN DIEGO, NOVEMBER 12, 2025 (GLOBE NEWSWIRE) -- Connect Biopharma Holdings Limited (Nasdaq: CNTB) (Connect Biopharma, Connect or the Company), a clinical-stage biopharmaceutical company focused on transforming care for the treatment of inflammatory diseases, today reported financial results for the three and nine months ended September 30, 2025, and provided a business update.

“Throughout 2025, we have worked diligently to position Connect for success by activating our Phase 2 Seabreeze STAT studies of rademikibart in participants experiencing acute asthma and chronic obstructive pulmonary disease (COPD) exacerbations and to further solidify our U.S. presence,” said Barry Quart, Pharm.D., CEO and Director of Connect Biopharma. “As we look to the remainder of the year, we are focused on patient recruitment and clinical execution in both studies and expect to deliver topline data in the first half of 2026. We continue to work closely with Simcere in advancing rademikibart in China, making strong progress as Simcere submitted its New Drug Application (NDA) for the treatment of atopic dermatitis (AD) to China’s National Medical Products Administration (NMPA) in July 2025 and continues to progress its Phase 3 asthma maintenance study.”

Recent Highlights

Development Highlights

•Recruitment of participants into the Phase 2 Seabreeze STAT asthma and Seabreeze STAT COPD studies evaluating the safety and efficacy of rademikibart as an adjunct treatment for acute exacerbations is ongoing with topline data from both studies expected in the first half of 2026.

•Presented additional analyses from the Company’s previously completed global Phase 2 trial of rademikibart in patients with moderate-to-severe uncontrolled asthma at the

European Respiratory Society (ERS) Congress 2025. Rapid and significant improvement in lung function and asthma control was observed across a broad range of type 2 inflammatory markers with the greatest improvements observed in those with elevated baseline levels of blood eosinophil counts (EOS) of ≥300 cells/μL and fractional exhaled nitric oxide (FeNO) levels of ≥25 ppb.

•In July 2025, Connect’s exclusive licensee in Greater China, Simcere Pharmaceutical Co., Ltd. (Simcere), submitted to and received acceptance of its NDA for rademikibart by the NMPA for the treatment of AD in adults and adolescents.

◦As part of the license agreement with Simcere, Connect is eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones. Connect is also eligible to receive royalties at tiered percentage rates up to low double-digit percentages on net sales in Greater China.

◦The AD market in China represents a considerable opportunity, with an estimated 70 million patients with AD.

Corporate Highlights

•Completed the termination of the American Depositary Receipt (ADR) program and directly listed our ordinary shares on the Nasdaq Global Market under the existing symbol “CNTB” to better facilitate institutional visibility, eliminate ADR depositary fees, and strengthen our ability to expand our investor base.

•Teamed with Ickey Woods and the Jovante Woods Foundation to raise awareness of acute asthma attacks.

Financial Results for the Three and Nine Months Ended September 30, 2025

•Cash, cash equivalents and short-term investments were $54.8 million as of September 30, 2025. Based on its current operating plans, the Company expects that its cash, cash equivalents and short-term investments will be sufficient to fund operations into 2027.

•License and collaboration revenues relate to the license agreement with Simcere under which Simcere has been granted exclusive rights to develop, manufacture, and commercialize rademikibart for all indications in Greater China, including mainland China, Hong Kong, Macau, and Taiwan. License and collaboration revenues for the three and nine months ended September 30, 2025, were $16,000 and $64,000, respectively, for cost reimbursements for clinical materials. License and collaboration revenues for the three and nine months ended September 30, 2024 were $1.2 million and $25.3 million, respectively, for the upfront license fee, achievement of certain development milestones and cost reimbursements.

•Research and development expense for the three and nine months ended September 30, 2025, was $11.1 million and $26.5 million, respectively, compared with $9.0 million and $23.0 million, respectively, for the same periods in 2024. The increase in research and development expense was primarily due to an increase in rademikibart-related development costs, as a result of the initiation of the Phase 2 Seabreeze STAT asthma and COPD studies in May 2025.

•General and administrative expense for the three and nine months ended September 30, 2025, was $6.6 million and $16.1 million, respectively, compared with $6.1 million and $15.1 million, respectively, for the same periods in 2024. The increase in general and administrative expense was primarily due to costs incurred to support Connect’s efforts to become a more U.S.-centric company.

•Net loss for the three and nine months ended September 30, 2025, was $17.2 million, or $0.31 per share, and $40.4 million, or $0.73 per share, respectively, compared with $12.9 million, or $0.23 per share, and $6.7 million, or $0.12 per share, respectively, for the same periods in 2024.

About Rademikibart

Rademikibart is a fully human monoclonal antibody targeting interleukin-4 receptor alpha (IL-4Rα), a common subunit of interleukin-4 receptor (IL-4) and interleukin-13 receptor (IL-13). We believe that by binding with IL-4Rα, rademikibart can block the functions of IL-4 and IL-13 effectively, thereby blocking the T helper 2 (Th2) inflammatory pathway to achieving the goal of treating Th2 related inflammatory diseases such as atopic dermatitis, asthma and COPD.

About Connect Biopharma

Connect Biopharma is a clinical-stage biopharmaceutical company dedicated to transforming care for asthma and COPD. Headquartered in San Diego, California, the Company is advancing rademikibart, a next-generation, potentially best-in-class antibody designed to target IL-4Rα. The Company is currently conducting global clinical studies of rademikibart for the treatment of acute exacerbations of asthma and COPD, areas with significant unmet need. Connect has granted an exclusive license to Simcere Pharmaceutical Co., Ltd., for rademikibart in Greater China. Under the exclusive license and collaboration agreement, Connect is eligible to receive remaining milestone payments up to an aggregate amount of approximately $110 million upon the achievement of certain development, regulatory and commercial milestones. Connect is also eligible to receive royalties at tiered percentage rates up to low double-digit percentages on net sales in Greater China.

For more information visit www.connectbiopharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the Act). Forward-looking statements are statements that are not of historical fact and include, without limitation, statements regarding future events, our cash balance, financial guidance, future financial and operating results and related expectations, business strategy and plans, prospective products (as well as their potential to achieve a differentiated, competitive, or favorable benefit or profile or trend, including on safety, tolerability, improvement, maintenance, clinical response, dosing, efficacy and/or convenience), planned or expected product approval applications or approvals, anticipated milestones, expected data readouts and enrollments, research and development plans and costs, potential future partnerships, expectations about existing partnerships, timing and likelihood of success, objectives of management for future operations, future results of anticipated product development efforts, adequacy of existing cash and potential partnership funding to fund operations and capital expenditure requirements, anticipated patient populations or market opportunities for our prospective products, if approved, our expectations regarding the impacts of terminating the ADR program, as well as statements regarding industry trends. These statements are based on management’s current expectations of future events only as of the date of this press release and are inherently subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among other things: the timing and amount of actual expenses, including, without limitation, our anticipated combined U.S. GAAP R&D and G&A expenses; the ability of our clinical trials to demonstrate safety and efficacy of our product candidates and other positive results; whether we will need expanded or additional trials in order to obtain regulatory approval for our product candidates; our ability to obtain and maintain regulatory approval of our product candidates; existing regulations and regulatory developments in the U.S., the People’s Republic of China, Europe and other jurisdictions; the ability of our current cash and investments position to support planned operations; our plans and ability to obtain, maintain, protect and enforce our intellectual property rights and our proprietary technologies, including extensions of existing patent terms where available; our continued reliance on third parties to conduct additional clinical trials of our product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials; and the degree of market acceptance of our product candidates, if approved, by physicians, patients, healthcare payors and others in the medical community.

Words such as “aim,” “anticipate,” “believe,” “could,” “expect,” “feel,” “goal,” “intend,” “may,” “optimistic,” “plan,” “potential,” “promising,” “will,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. The inclusion of forward-looking statements should not be regarded as a representation by Connect Biopharma that any of its expectations, projections or plans will be achieved. Actual results may differ materially due to the risks and uncertainties inherent in our business and other risks described in our filings with the SEC. Further information regarding these and other risks is included under the heading “Risk Factors” in our annual and periodic reports filed with the SEC. These forward-looking statements should not be taken as forecasts or promises nor should they be taken as implying any indication, assurance or guarantee that the assumptions on which such forward-looking statements have been made are correct or exhaustive or, in the case of the assumptions, fully stated in this presentation. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You are cautioned not to place undue reliance on the scientific data presented or these forward-looking statements, which speak only as of the date of this presentation. Except as required by law, Connect Biopharma undertakes no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise. Connect Biopharma claims the protection of the safe harbor for forward-looking statements contained in the Act for all forward-looking statements.

This press release discusses our product candidate, rademikibart, which is under clinical investigation and has not yet been approved for marketing by the U.S. Food and Drug Administration, the NMPA, or by any other regulatory agency. No representation is made as to the safety or effectiveness of rademikibart for the uses for which it is being studied. The trademarks included herein are the property of the owners thereof and are used for reference purposes only.

Connect Biopharma Holdings Limited
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
License and collaboration revenue	$16	$1,219	$64	$25,335
Operating expenses:
Research and development expense	11,110	9,009	26,516	23,020
General and administrative expense	6,583	6,056	16,096	15,148
Total operating expenses	17,693	15,065	42,612	38,168
Loss from operations	(17,677)	(13,846)	(42,548)	(12,833)
Total other income, net	538	1,027	2,347	6,228
Net loss before income tax	(17,139)	(12,819)	(40,201)	(6,605)
Income tax expense	61	57	170	117
Net loss	$(17,200)	$(12,876)	$(40,371)	$(6,722)

Basic and diluted net loss per ordinary share	$(0.31)	$(0.23)	$(0.73)	$(0.12)
Weighted-average ordinary shares outstanding, basic and diluted	55,716	55,254	55,523	55,181

Connect Biopharma Holdings Limited
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and short-term investments	$54,781	$93,708
Total assets	$67,361	$101,284
Total shareholders' equity	$55,371	$92,166

Investor Relations Contact:

Alex Lobo
Precision AQ
Alex.lobo@precisionaq.com
(212) 698-8802

Media Contact:

Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604